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INDEPENDENT AUDITORS' CONSENT

We consent to the incorporation by reference in this Registration Statement of Tide West Oil Company on Form S-3 of our report dated March 8, 1995 (which report contains two emphasis of matter paragraphs describing the accounting for the 1992 business combination of Draco Gas Partners, L.P. and Tide West Oil Company and the 1993 adoption of Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes," which are discussed in notes to the consolidated financial statements) incorporated by reference in the Annual Report on Form 10-K of Tide West Oil Company for the year ended December 31, 1994 and to the reference to us under the heading "Experts" in the Prospectus, which is part of this Registration Statement.



DELOITTE & TOUCHE LLP
Tulsa, Oklahoma
July 5, 1995